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Exhibit 10.26

GUARANTEE

        This GUARANTEE is entered into as of this 12th day of March, 2002, by and between SPECIALTYSEMI,  INC. ("Company") and CONEXANT SYSTEMS, INC. ("Conexant") pursuant to that certain Contribution Agreement (the "Contribution Agreement") dated as of February 23, 2002 by and among the Company, Conexant, and Carlyle Capital Investors, L.L.C. Capitalized terms used herein shall have the meanings set forth in the Contribution Agreement.

        As an inducement to Conexant to consummate the transactions contemplated by the Contribution Agreement, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company hereby agrees as follows:

1.
That the Company unconditionally, absolutely and irrevocably guarantees to Conexant the timely discharge or satisfaction by Newport Fab, LLC of the Assumed Liabilities.

2.
That the Assumed Liabilities shall be the immediate, direct and primary obligation of the Company and shall not be contingent upon Newport Fab, LLC's discharge or satisfaction of the Assumed Liabilities.

3.
That this Guarantee shall continue in favor of Conexant notwithstanding any extension, modification, alteration or assignment of the Contribution Agreement; and that no extension, modification, alteration or assignment of the Contribution Agreement shall release or discharge the Company; and that the obligation of the Company hereunder shall in no way be terminated, affected or impaired by the reason of the failure of Newport Fab, LLC, its successors or assigns, to enforce any terms, covenants, or conditions of the Contribution Agreement or this Guarantee.

4.
That the obligations under this Guarantee shall remain in full force and effect and continue unchanged without regard to, and shall not be impaired or affected by, nor shall the Company be exonerated or discharged by, any of the following events:

a.
insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, or assignment for the benefit of creditors of Newport Fab, LLC;

b.
any limitation, discharge or cessation of the liability of Newport Fab, LLC, the Company due to any requirement of law, or any invalidity or unenforceability in whole or in part of the Contribution Agreement; or

c.
any merger, acquisition, consolidation or change in the structure of Newport Fab, LLC or the Company or any sale, lease, transfer or disposition of any or all of the assets or ownership interests of Newport Fab, LLC or the Company.

5.
The Company agrees to pay upon demand all fees, costs and expenses (including without limitation, all legal fees, costs and expenses) incurred by Conexant, its successors or assigns in enforcing any rights under this Guarantee.

        This Guarantee shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws). This Guarantee may be executed in counterparts, all of which together shall be deemed to be one and the same instrument.

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        The parties hereto have caused this Guarantee to be executed and delivered as of the date first written above.

SPECIALTYSEMI, INC., a Delaware corporation
By:	/s/ CLAUDIUS E. WATTS IV
Name:	Claudius E. Watts IV
Title:	President
Acknowledged: CONEXANT SYSTEMS, INC., a Delaware corporation
By:	/s/ DWIGHT DECKER
Name:	Dwight Decker
Title:	Chief Executive Officer

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  Exhibit 10.26
GUARANTEE